Trimble Announces Second Quarter 2011 Revenue of $407.2 Million, Up 22 Percent; GAAP Earnings Per Share of $0.43, Up 760 Percent; Non-GAAP Earnings Per Share of $0.60, Up 43 Percent

SUNNYVALE, Calif., Aug. 2, 2011 /PRNewswire/ -- Trimble (NASDAQ: TRMB) today announced second quarter 2011 revenue of $407.2 million, up approximately 22 percent as compared to the second quarter of 2010.

Operating income for the second quarter of 2011 was $51.6 million, up 27 percent as compared to the second quarter of 2010. Operating margin in the second quarter of 2011 was 12.7 percent, compared to 12.2 percent in the second quarter of 2010.

Second quarter 2011 net income was $53.7 million, up 745 percent as compared to the second quarter of 2010. Second quarter 2010 net income was impacted by a one-time charge for an IRS settlement. Diluted earnings per share in the second quarter of 2011 were $0.43 as compared to diluted earnings per share of $0.05 in the second quarter of 2010.

Second quarter 2011 non-GAAP operating income of $80.3 million was up 30 percent as compared to the second quarter of 2010. Non-GAAP operating margin was 19.7 percent compared to 18.5 percent in the second quarter of 2010.

Non-GAAP net income of $75.2 million for the second quarter of 2011 was up 46 percent as compared to the second quarter of 2010. Diluted non-GAAP earnings per share in the second quarter of 2011 were $0.60 as compared to diluted non-GAAP earnings per share of $0.42 in the second quarter of 2010.

Second quarter 2011 non-GAAP results exclude:

  Restructuring expense of $550 thousand as compared to $430 thousand in the second quarter of 2010;
  Amortization of intangibles of $16.6 million as compared to $13.9 million in the second quarter of 2010;
  Stock-based compensation expense of $7.1 million as compared to $5.0 million in the second quarter of 2010;
  Acquisition-related inventory step-up charge of $1.2 million as compared to no charge in the second quarter of 2010;
  Acquisition-related costs of $3.7 million as compared to $1.8 million in the second quarter of 2010;
  Write-off of debt issuance costs of $377 thousand on a terminated credit facility;
  Gain on foreign exchange of $5.6 million associated with the Tekla acquisition versus no gain in the second quarter of 2010 and;
  No IRS settlement costs excluded as compared to $27.5 million excluded in the second quarter of 2010.

"Second quarter results reflected strong performance with particularly strong results in the Engineering and Construction and Field Solutions segments. Mobile Solutions results remain below our long-term targeted performance but did meet expectations for the quarter with the segment on track to improved performance later in the second half of 2011," said Steven W. Berglund, Trimble's president and chief executive officer. "While acknowledging emerging concerns about the state of the economy and the potential for greater uncertainty, we currently expect total company results for the year to exceed our original expectations.

"During the quarter we announced the acquisition of Tekla, a leader in Building Information Modeling (BIM), which complements our existing portfolio of businesses focused on BIM and smart tools. Subsequently we also announced our intent to acquire PeopleNet, a leader in transportation and logistics (T&L) solutions, which will extend our capabilities in our T&L vertical. Both Tekla and PeopleNet have strong historical financial track records and are currently producing results consistent with Trimble's growth and margin targets," Berglund concluded.

Segment operating income is revenue less cost of goods sold and operating expenses, excluding general corporate expenses, restructuring expenses, amortization of intangibles, amortization of acquisition-related inventory step-up charges and acquisition costs. Non-GAAP segment operating income also excludes the impact of stock-based compensation expense.

Engineering and Construction (E&C)

Second quarter 2011 E&C revenue was $236.7 million, up 26 percent as compared to the second quarter of 2010, with growth in all regions and particular strength in North America and Europe.

Operating income in E&C for the second quarter of 2011 was $47.0 million, or 19.9 percent of revenue, as compared to $33.9 million, or 18.0 percent of revenue in the second quarter of 2010. Non-GAAP operating income was $49.4 million, or 20.9 percent of revenue, as compared to $35.8 million, or 19.0 percent of revenue, in the second quarter of 2010. Non-GAAP operating margin was up due to higher revenue and product mix.

Field Solutions

Second quarter 2011 Field Solutions revenue was $104.0 million, up 30 percent as compared to the second quarter of 2010 due primarily to very strong sales of agricultural products.

Second quarter 2010 Field Solutions operating income was $42.5 million, or 40.9 percent of revenue, as compared to $29.0 million, or 36.2 percent of revenue, in the second quarter of 2010. Non-GAAP operating income was $43.1, or 41.4 percent of revenue, as compared to $29.5 million, or 36.7 percent of revenue, in the second quarter of 2010. The increase in non-GAAP operating margin was due to higher revenue and product mix.

Mobile Solutions

Second quarter 2011 Mobile Solutions revenue was $40.2 million, up 5 percent as compared to the second quarter of 2010 due primarily to acquisitions, partially offset by the previously announced loss of a major customer in the second quarter of 2010.

The operating loss in Mobile Solutions in the second quarter 2011 was $2.7 million, or negative 6.7 percent of revenue, as compared to operating income of $324 thousand, or 0.8 percent of revenue, in the second quarter of 2010 due primarily to acquisitions and the loss of a major customer. Non-GAAP operating loss was $1.9 million, or negative 4.7 percent of revenue, as compared to a profit of $541 thousand, or 1.4 percent of revenue, in the second quarter of 2010. The decline in non-GAAP operating margin was due to the mix of hardware and subscription services revenue and the impact of acquisitions as well as the loss of a major customer in the second quarter of 2010.

Advanced Devices

Second quarter 2011 Advanced Devices revenue was $26.3 million, down 1 percent as compared to the second quarter of 2010 due to continued slower sales of timing products, partially offset by acquisitions.

The operating income in Advanced Devices for the second quarter 2011 was $2.6 million, or 9.9 percent of revenue, as compared to $5.2 million, or 19.5 percent of revenue, in the second quarter of 2010. Non-GAAP operating income in Advanced Devices was $3.3 million, or 12.5 percent of revenue, as compared to $5.6 million, or 21.2 percent of revenue, in the second quarter of 2010. The decline in non-GAAP operating margin was due to product mix and the impact of acquisitions.

Use of Non-GAAP Financial Information

To help our investors understand our past financial performance and our future results, we supplement the financial results that we provide in accordance with generally accepted accounting principles, or GAAP, with non-GAAP financial measures. The specific non-GAAP measures which we use along with a reconciliation to the nearest comparable GAAP measures and the explanation for why these non-GAAP measures provide useful information to investors regarding our financial condition and results of operations and why management chose to exclude selected items can be found at the end of this release. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies. Our non-GAAP results are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business, and to make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. Management generally compensates for the limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure or measures. Investors are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results, which is attached to this earnings release. Additional financial information about our use of non-GAAP results can be found on the investor relations page of our Web site at http://investor.trimble.com.

Forward Looking Guidance

For the third quarter of 2011 Trimble expects revenue between $406 million and $411 million with GAAP earnings per share of $0.20 to $0.22 and non-GAAP earnings per share of $0.48 to $0.50. Non-GAAP guidance for the third quarter of 2011 excludes the amortization of intangibles of $25.0 million related to previous acquisitions, the anticipated impact of stock-based compensation expense of $8.0 million and anticipated transaction costs of $6.0 million. Both GAAP and non-GAAP earnings per share assume an 11 to 13 percent tax rate and 127.0 million shares outstanding and interest costs of $3.0 million.

Please note the guidance includes the results of the recently closed Tekla acquisition. Excluding Tekla, the company's revenue growth guidance would be in the 22 to 23 percent range. In addition, Tekla is expected to be dilutive to Trimble earnings per share by ($0.02) in the third quarter of 2011 and by ($0.02) in the fourth quarter of 2011 as the result of a one-time, non-cash write-down on a portion of Tekla's existing deferred revenue. Trimble expects the Tekla acquisition to be accretive to its projected 2012 non-GAAP earnings by $0.08 to $0.10 per share beginning in the first quarter of 2012.

Investor Conference Call / Webcast Details

Trimble will hold a conference call on Aug. 2, 2011 at 1:30 p.m. PT to review its second quarter 2011 results. It will be broadcast live on the Web at http://investor.trimble.com. Investors without Internet access may dial into the call at (800) 528-9198 (U.S.) or (702) 928-6633 (international). A replay of the call will be available for seven days at (800) 642-1687 (U.S.) or (706) 645-9291 (international) and the pass code is 85137854. The replay will also be available on the Web at the address above.

About Trimble

Trimble applies technology to make field and mobile workers in businesses and government significantly more productive. Solutions are focused on applications requiring position or location—including surveying, construction, agriculture, fleet and asset management, public safety and mapping. In addition to utilizing positioning technologies, such as GPS, lasers and optics, Trimble solutions may include software content specific to the needs of the user. Wireless technologies are utilized to deliver the solution to the user and to ensure a tight coupling of the field and the back office. Founded in 1978, Trimble is headquartered in Sunnyvale, Calif.

For more information visit: http://www.trimble.com.

Safe Harbor

Certain statements made in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include expectations for future financial market and economic conditions, the ability to deliver revenue, earnings per share and other financial projections that Trimble has guided for the third quarter of 2011, the expected tax rate, the anticipated impact of stock-based compensation expense, and the amortization of intangibles related to previous acquisitions. These forward-looking statements are subject to change, and actual results may materially differ from those set forth in this press release due to certain risks and uncertainties. The Company's results may be adversely affected if the Company is unable to market, manufacture and ship new products or obtain new customers for its mobile solutions segment. Any failure to achieve predicted results could negatively impact the Company's revenues, cash flow from operations, and other financial results. The Company's financial results will also depend on a number of other factors and risks detailed from time to time in reports filed with the SEC, including its quarterly reports on Form 10-Q and its annual report on Form 10- K, such as changes in economic conditions, critical part supply chain shortages, possible write-offs of goodwill, and regulatory proceedings affecting GPS. Undue reliance should not be placed on any forward-looking statement contained herein, especially in light of greater uncertainty than normal in the economy in general. These statements reflect the Company's position as of the date of this release. The Company expressly disclaims any undertaking to release publicly any updates or revisions to any statements to reflect any change in the Company's expectations or any change of events, conditions, or circumstances on which any such statement is based.

FTRMB

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended

	Jul-1,	Jul-2,	Jul-1,	Jul-2,
	2011	2010	2011	2010

Revenue	$ 407,169	$ 333,363	$ 791,462	$ 652,378
Cost of sales	198,435	169,937	391,198	329,955
Gross margin	208,734	163,426	400,264	322,423
Gross margin (%)	51.3%	49.0%	50.6%	49.4%

Operating expenses
Research and development	46,292	36,552	89,524	72,442
Sales and marketing	63,490	50,522	124,697	100,290
General and administrative	37,157	27,290	70,628	55,837
Restructuring	361	375	1,128	1,006
Amortization of purchased intangible assets	9,867	8,126	19,044	16,172
Total operating expenses	157,167	122,865	305,021	245,747

Operating income	51,567	40,561	95,243	76,676

Non-operating income, net
Interest income	319	244	604	643
Interest expense	(1,350)	(411)	(1,846)	(809)
Foreign currency transaction gain, net	6,496	(1,869)	6,802	(1,123)
Income from equity method investments, net	3,418	3,147	6,181	5,621
Other expense, net	(252)	(825)	(504)	(511)
Total non-operating income, net	8,631	286	11,237	3,821

Income before taxes	60,198	40,847	106,480	80,497

Income tax provision	6,020	34,076	13,429	45,574
Net income	54,178	6,771	93,050	34,923
Less: Net income (loss) attributable to noncontrolling interests	500	418	(331)	672
Net income attributable to Trimble Navigation Ltd.	53,679	$ 6,353	93,382	$ 34,251

Earnings per share attributable to Trimble Navigation Ltd.
Basic	$ 0.44	$ 0.05	$ 0.76	$ 0.28
Diluted	$ 0.43	$ 0.05	$ 0.74	$ 0.28

Shares used in calculating earnings per share:
Basic	122,667	120,654	122,243	120,707
Diluted	126,192	124,099	126,024	123,964

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	Jul-1,	Dec-31
	2011	2010
Assets

Current assets:
Cash and cash equivalents	$ 249,811	$ 220,788
Accounts receivables, net	257,176	222,820
Other receivables	27,635	21,069
Inventories, net	216,080	192,852
Deferred income taxes	35,791	36,924
Other current assets	26,245	19,917
Total current assets	812,738	714,370

Property and equipment, net	53,391	50,692
Goodwill	894,514	828,737
Other purchased intangible assets, net	230,921	204,948
Other non-current assets	78,241	68,145

Total assets	$ 2,069,805	$ 1,866,892

Liabilities

Current liabilities:
Current portion of long-term debt	$ 1,969	$ 1,993
Accounts payable	87,608	72,349
Accrued compensation and benefits	59,640	60,976
Deferred revenue	91,033	73,888
Accrued warranty expense	13,163	12,868
Other accrued liabilities	39,171	29,741
Total current liabilities	292,584	251,815

Non-current portion of long-term debt	125,287	151,160
Non-current deferred revenue	8,612	10,777
Deferred income taxes	37,575	24,598
Other non-current liabilities	45,745	42,843
Total liabilities	509,803	481,193

Commitments and contingencies

Equity

Shareholders' equity:
Common stock	839,716	781,779
Retained earnings	629,576	536,350
Accumulated other comprehensive income	72,057	48,027
Total Trimble Navigation Ltd. shareholders' equity	1,541,349	1,366,156
Noncontrolling interests	18,653	19,543
Total equity	1,560,002	1,385,699

Total liabilities and equity	$ 2,069,805	$ 1,866,892

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)
	Six Months Ended
	Jul-1,	Jul-2,
	2011	2010

Cash flow from operating activities:
Net Income	$ 93,050	$ 34,923

Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation expense	9,175	8,736
Amortization expense	32,641	27,733
Provision for doubtful accounts	640	2,596
Amortization of debt issuance cost	678	-
Deferred income taxes	(4,139)	(4,461)
Stock-based compensation	13,927	10,625
(Income) loss from equity method investments	(6,181)	(5,621)
Excess tax benefit for stock-based compensation	(10,950)	(1,412)
Provision for excess and obsolete inventories	4,731	3,173
Other non-cash items	1,353	(3,334)

Add decrease (increase) in assets:
Accounts receivables	(30,650)	(15,398)
Other receivables	5,988	7,647
Inventories	(16,100)	(19,747)
Other current and non-current assets	1,478	1,003

Add increase (decrease) in liabilities:
Accounts payable	8,776	17,315
Accrued compensation and benefits	(5,453)	8,142
Accrued liabilities	3,164	(21,680)
Deferred revenue	8,588	676
Income taxes payable	-	44,393
Net cash provided by operating activities	110,716	95,309

Cash flow from investing activities:
Acquisitions of businesses, net of cash acquired	(91,449)	(33,605)
Acquisition of property and equipment	(9,322)	(11,030)
Acquisitions of intangible assets	(566)	(297)
Purchases of equity method investments	(267)	(3,692)
Increase in restricted cash for business acquisition	-	(17,151)
Dividends received	7,500	5,000
Other	(357)	67
Net cash used in investing activities	(94,461)	(60,708)

Cash flow from financing activities:
Issuance of common stock, net	30,663	17,867
Repurchase and retirement of common stock	-	(60,510)
Excess tax benefit for stock-based compensation	10,950	1,412
Proceeds from long-term debt, net of debt issuance costs	144,225	-
Payments on short-term and long-term debt	(177,831)	(94)
Net cash provided by (used in) financing activities	8,007	(41,325)

Effect of exchange rate changes on cash and cash equivalents	4,761	(5,464)

Net increase (decrease) in cash and cash equivalents	29,023	(12,188)
Cash and cash equivalents - beginning of period	220,788	273,848

Cash and cash equivalents - end of period	$ 249,811	$ 261,660

REPORTING SEGMENTS
(Dollars in thousands)
(Unaudited)

Reporting Segments
Engineering
	and	Field	Mobile	Advanced
	Construction	Solutions	Solutions	Devices

THREE MONTHS ENDED JULY 1, 2011:
Revenue	$ 236,668	$ 104,029	$ 40,224	$ 26,248

Operating income (loss) before corporate allocations:	$ 46,987	$ 42,543	$ (2,684)	$ 2,607
Operating margin (% of segment external net revenues)	19.9%	40.9%	(6.7%)	9.9%

THREE MONTHS ENDED JULY 2, 2010:
Revenue	$ 188,441	$ 80,158	$ 38,188	$ 26,576

Operating income before corporate allocations:	$ 33,921	$ 28,980	$ 324	$ 5,181
Operating margin (% of segment external net revenues)	18.0%	36.2%	0.8%	19.5%

SIX MONTHS ENDED JULY 1, 2011:
Revenue	$ 426,702	$ 227,082	$ 84,645	$ 53,033

Operating income (loss) before corporate allocations:	$ 69,766	$ 95,048	$ (4,018)	$ 6,470
Operating margin (% of segment external net revenues)	16.4%	41.9%	(4.7%)	12.2%

SIX MONTHS ENDED JULY 2, 2010:
Revenue	$ 346,059	$ 176,059	$ 76,147	$ 54,113

Operating income before corporate allocations:	$ 52,728	$ 68,293	$ 2,223	$ 10,806
Operating margin (% of segment external net revenues)	15.2%	38.8%	2.9%	20.0%

GAAP TO NON-GAAP RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

		Three Months Ended						Six Months Ended
		Jul-1,			Jul-2,			Jul-1,			Jul-2,
		2011			2010			2011			2010
		Dollar	% of		Dollar	% of		Dollar	% of		Dollar	% of
		Amount	Revenue		Amount	Revenue		Amount	Revenue		Amount	Revenue
GROSS MARGIN:
GAAP gross margin:		$ 208,734	51.3%		$ 163,426	49.0%		$ 400,264	50.6%		$ 322,423	49.4%
Restructuring	( A )	189	0.0%		55	0.0%		288	0.0%		98	0.0%
Amortization of purchased intangibles	( B )	6,709	1.7%		5,790	1.7%		13,597	1.8%		11,559	1.8%
Stock-based compensation	( C )	502	0.1%		486	0.2%		970	0.1%		987	0.2%
Amortization of acquisition-related inventory step-up	( D )	1,201	0.3%		-	0.0%		1,709	0.2%		71	0.0%
Non-GAAP gross margin:		$ 217,335	53.4%		$ 169,757	50.9%		$ 416,828	52.7%		$ 335,138	51.4%

OPERATING EXPENSES:
GAAP operating expenses:		$ 157,167	38.5%		$ 122,865	36.9%		$ 305,021	38.5%		$ 245,747	37.7%
Restructuring	( A )	(361)	-0.1%		(375)	-0.1%		(1,128)	-0.1%		(1,006)	-0.2%
Amortization of purchased intangibles	( B )	(9,867)	-2.4%		(8,126)	-2.5%		(19,044)	-2.4%		(16,172)	-2.4%
Stock-based compensation	( C )	(6,627)	-1.6%		(4,498)	-1.4%		(12,957)	-1.6%		(9,638)	-1.5%
Acquisition costs	( E )	(3,304)	-0.8%		(1,764)	-0.5%		(5,494)	-0.7%		(2,502)	-0.4%
Non-GAAP operating expenses:		$ 137,008	33.6%		$ 108,102	32.4%		$ 266,398	33.7%		$ 216,429	33.2%

OPERATING INCOME:
GAAP operating income:		$ 51,567	12.7%		$ 40,561	12.2%		$ 95,243	12.0%		$ 76,676	11.7%
Restructuring	( A )	550	0.1%		430	0.1%		1,416	0.2%		1,104	0.2%
Amortization of purchased intangibles	( B )	16,576	4.0%		13,916	4.2%		32,641	4.1%		27,731	4.3%
Stock-based compensation	( C )	7,129	1.8%		4,984	1.5%		13,927	1.8%		10,625	1.6%
Amortization of acquisition-related inventory step-up	( D )	1,201	0.3%		-	0.0%		1,709	0.2%		71	0.0%
Acquisition costs	( E )	3,304	0.8%		1,764	0.5%		5,494	0.7%		2,502	0.4%
Non-GAAP operating income:		$ 80,327	19.7%		$ 61,655	18.5%		$ 150,430	19.0%		$ 118,709	18.2%

NON-OPERATING INCOME, NET:
GAAP non-operating income, net:		$ 8,631			$ 286			$ 11,237			$ 3,821
Acquisition costs	( E )	385			10			1,149			(190)
Debt issuance cost write-off	( I )	377			-			377			-
Foreign exchange gains associated with acquisition	( J )	(5,646)			-			(5,646)			-
Non-GAAP non-operating income, net:		$ 3,747			$ 296			$ 7,117			$ 3,631

			GAAP and			GAAP and			GAAP and			GAAP and
			Non-GAAP			Non-GAAP			Non-GAAP			Non-GAAP
			Tax Rate %	( F )		Tax Rate %	( F )		Tax Rate %	( F )		Tax Rate %	( F )
INCOME TAX PROVISION:
GAAP income tax provision:		6,020	10%		$ 34,076	83%		$ 13,429	13%		$ 45,574	57%
IRS settlement	( G )	-			(27,540)			-			(27,540)
Non-GAAP items tax effected:	( H )	2,388			3,375			6,741			9,389
Non-GAAP income tax provision:		$ 8,408	10%		$ 9,911	16%		$ 20,170	13%		$ 27,423	22%

NET INCOME:
GAAP net income attributable to Trimble Navigation Ltd.		$ 53,679			$ 6,353			$ 93,382			$ 34,251
Restructuring	( A )	550			430			1,416			1,104
Amortization of purchased intangibles	( B )	16,576			13,916			32,641			27,731
Stock-based compensation	( C )	7,129			4,984			13,927			10,625
Amortization of acquisition-related inventory step-up	( D )	1,201			-			1,709			71
Acquisition costs	( E )	3,689			1,774			6,644			2,312
Debt issuance cost write-off	( I )	377			-			377			-
Foreign exchange gains associated with acquisition	( J )	(5,646)			-			(5,646)			-
Non-GAAP tax adjustments	(G), ( H )	(2,388)			24,165			(6,741)			18,151
Non-GAAP net income attributable to Trimble Navigation Ltd.		$ 75,167			$ 51,622			$ 137,709			$ 94,245

DILUTED NET INCOME PER SHARE:
GAAP diluted net income per share attributable to Trimble Navigation Ltd.		$ 0.43			$ 0.05			$ 0.74			$ 0.28
Restructuring	( A )	-			-			0.01			0.01
Amortization of purchased intangibles	( B )	0.13			0.11			0.26			0.22
Stock-based compensation	( C )	0.06			0.04			0.11			0.09
Amortization of acquisition-related inventory step-up	( D )	0.01			-			0.01			-
Acquisition costs	( E )	0.03			0.02			0.05			0.02
Debt issuance cost write-off	( I )	-			-			-			-
Foreign exchange gains associated with acquisition	( J )	(0.04)			-			(0.04)			-
Non-GAAP tax adjustments	(G), ( H )	(0.02)			0.20			(0.05)			0.15
Non-GAAP diluted net income per share attributable to Trimble Navigation Ltd.		$ 0.60			$ 0.42			$ 1.09			$ 0.76

OPERATING LEVERAGE:
Increase in non-GAAP operating income		$ 18,672			$ 9,283			$ 31,721			$ 20,429
Increase in revenue		$ 73,806			$ 43,300			$ 139,084			$ 73,361
Operating leverage (increase in non-GAAP operating
income as a % of increase in revenue)		25.3%			21.4%			22.8%			27.8%

GAAP TO NON-GAAP RECONCILIATION (CONTINUED)
(Dollars in thousands, except per share data)
(Unaudited)

		Three Months Ended				Six Months Ended
		Jul-1,		Jul-2,		Jul-1,		Jul-2,
		2011		2010		2011		2010
			% of Segment		% of Segment		% of Segment		% of Segment
SEGMENT OPERATING INCOME:			Revenue		Revenue		Revenue		Revenue
Engineering and Construction
GAAP operating income before corporate allocations:		$ 46,987	19.9%	$ 33,921	18.0%	$ 69,766	16.4%	$ 52,728	15.2%
Stock-based compensation	( K )	2,443	1.0%	1,878	1.0%	4,781	1.1%	3,603	1.0%
Non-GAAP operating income before corporate allocations:		$ 49,430	20.9%	$ 35,799	19.0%	$ 74,547	17.5%	$ 56,331	16.3%

Field Solutions
GAAP operating income before corporate allocations:		$ 42,543	40.9%	$ 28,980	36.2%	$ 95,048	41.9%	$ 68,293	38.8%
Stock-based compensation	( K )	548	0.5%	477	0.6%	1,060	0.5%	932	0.5%
Non-GAAP operating income before corporate allocations:		$ 43,091	41.4%	$ 29,457	36.7%	$ 96,108	42.3%	$ 69,225	39.3%

Mobile Solutions
GAAP operating income (loss) before corporate allocations:		$ (2,684)	-6.7%	$ 324	0.8%	$ (4,018)	-4.7%	$ 2,223	2.9%
Stock-based compensation	( K )	809	2.0%	217	0.6%	1,805	2.1%	1,419	1.9%
Non-GAAP operating income (loss) before corporate allocations:		$ (1,875)	-4.7%	$ 541	1.4%	$ (2,213)	-2.6%	$ 3,642	4.8%

Advanced Devices
GAAP operating income before corporate allocations:		$ 2,607	9.9%	$ 5,181	19.5%	$ 6,470	12.2%	$ 10,806	20.0%
Stock-based compensation	( K )	668	2.6%	457	1.7%	1,319	2.5%	900	1.6%
Non-GAAP operating income before corporate allocations:		$ 3,275	12.5%	$ 5,638	21.2%	$ 7,789	14.7%	$ 11,706	21.6%

FOOTNOTES TO GAAP TO NON-GAAP RECONCILIATION

(Unaudited)

Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. The non-GAAP financial measures included in the previous table are set forth below:

Non-GAAP gross margin

We believe our investors benefit by understanding our non-GAAP gross margin as a way of understanding how product mix, pricing decisions and manufacturing costs influence our business.  Non-GAAP gross margin excludes restructuring costs, amortization of purchased intangibles, stock-based compensation and amortization of acquisition-related inventory step-up from GAAP gross margin. We believe that these exclusions offer investors additional information that may be useful to view trends in our gross margin performance.

Non-GAAP operating expenses

We believe this measure is important to investors evaluating our non-GAAP spending in relation to revenue. Non-GAAP operating expenses exclude restructuring costs, amortization of purchased intangibles, stock-based compensation and acquisition costs from GAAP operating expenses. We believe that these exclusions offer investors supplemental information to facilitate comparison of our operating expenses to our prior results.

Non-GAAP operating income

We believe our investors benefit by understanding our non-GAAP operating income trends which are driven by revenue, gross margin, and spending. Non-GAAP operating income excludes restructuring costs, amortization of purchased intangibles, stock-based compensation, amortization of acquisition-related inventory step-up and acquisition costs associated with external and incremental costs resulting directly from merger and acquisition activities such as legal, due diligence and integration costs. We believe that these exclusions offer an alternative means for our investors to evaluate current operating performance compared to results of other periods.

Non-GAAP non-operating income, net

We believe this measure helps investors evaluate our non-operating income trends. Non-GAAP non-operating income, net excludes acquisition costs associated with unusual acquisition related items such as a gain on bargain purchase (resulting from the fair value of identifiable net assets acquired exceeding the consideration transferred), adjustments to the fair value of earn-out liabilities and payments made or received to settle earn-out and holdback disputes. These costs are specific to particular acquisitions and vary significantly in amount and timing. Non-GAAP non-operating income, net also excludes the write-off of debt issuance costs associated with a terminated credit facility as well as a foreign exchange gain specifically associated with one of our acquisitions. We believe that these exclusions provide investors with a supplemental view of our ongoing financial results.

Non-GAAP income tax provision

Investors benefit from the exclusion of an IRS settlement because it facilitates comparisons to our past income tax provision. Non-GAAP income tax provision excludes an IRS settlement from GAAP income tax provision and includes non-GAAP items tax effected. Non-GAAP items tax effected adjusts the provision for income taxes to reflect the effect of certain non-GAAP items on non-GAAP net income. We believe this information is useful to investors because it provides for consistent treatment of the excluded items in our non-GAAP presentation.

Non-GAAP net income

This measure provides a supplemental view of net income trends which are driven by non-GAAP income before taxes and our non-GAAP tax rate. Non-GAAP net income excludes restructuring costs, amortization of purchased intangibles, stock-based compensation, amortization of acquisition-related inventory step-up, acquisition costs, the write-off of debt issuance costs, a foreign exchange gain associated with an acquisition, and non-GAAP tax adjustments from GAAP net income. We believe our investors benefit from understanding these exclusions and from an alternative view of our net income performance as compared to our past net income performance.

Non-GAAP diluted net income per share

We believe our investors benefit by understanding our non-GAAP operating performance as reflected in a per share calculation as a way of measuring non-GAAP operating performance by ownership in the company. Non-GAAP diluted net income per share excludes restructuring costs, amortization of purchased intangibles, stock-based compensation, amortization of acquisition-related inventory step-up, acquisition costs, the write-off of debt issuance costs, a foreign exchange gain associated with an acquisition, and non-GAAP tax adjustments from GAAP diluted net income per share. We believe that these exclusions offer investors a useful view of our diluted net income per share as compared to our past diluted net income per share.

Non-GAAP operating leverage

We believe this information is beneficial to investors as a measure of how much incremental revenue is contributed to our operating income. Non-GAAP operating leverage is the increase in non-GAAP operating income as a percentage of the increase in revenue. We believe that this information offers investors supplemental information to evaluate our current performance and to compare to our past non-GAAP operating leverage.

Non-GAAP segment operating income

Non-GAAP segment operating income excludes stock-based compensation from GAAP segment operating income. We believe this information is useful to investors because some may exclude stock-based compensation as an alternative view when assessing trends in the operating income of our segments.

These non-GAAP measures can be used to evaluate our historical and prospective financial performance, as well as our performance relative to competitors.  We believe some of our investors track our "core operating performance" as a means of evaluating our performance in the ordinary, ongoing, and customary course of our operations.  Core operating performance excludes items that are non-cash, not expected to recur or not reflective of ongoing financial results. Management also believes that looking at our core operating performance provides a supplemental way to provide consistency in period to period comparisons.  Accordingly, management excludes from non-GAAP those items relating to restructuring, amortization of purchased intangibles, stock based compensation, amortization of acquisition-related inventory step-up,  acquisition costs, the write-off of debt issuance costs, a foreign exchange gain associated with an acquisition, and certain tax charges/benefits of which $27.5 million is associated with the IRS settlement. For detailed explanations of the adjustments made to comparable GAAP measures, see items (A) – (K) below.

( A )

Restructuring. Included in our GAAP presentation of cost of sales and operating expenses, restructuring costs recorded are primarily for employee compensation resulting from reductions in employee headcount in connection with our company restructurings.  We exclude restructuring costs from our non-GAAP measures because we believe they do not reflect expected future operating expenses, they are not indicative of our core operating performance, and they are not meaningful in comparisons to our past operating performance.

( B )

Amortization of purchased intangibles.  Included in our GAAP presentation of cost of sales and operating expenses,amortization of purchased intangibles recorded arises from prior acquisitions and are non-cash in nature.  Amortization charges for intangibles are inconsistent in size and timing.  We exclude these expenses from our non-GAAP measures because we believe they are not indicative of our core operating performance and to facilitate an evaluation of our current operating performance and comparison to Trimble’s past operating performance.

( C )

Stock-based compensation. Included in our GAAP presentation of cost of sales and operating expenses, stock-based compensation consists of expenses for employee stock options and awards and purchase rights under our employee stock purchase plan. We exclude stock-based compensation expense from our non-GAAP measures because some investors may view it as not reflective of our core operating performance as it is a non-cash expense.   For the three months and six months ended July 1, 2011 and July 2, 2010, stock-based compensation was allocated as follows:

	Three Months Ended		Six Months Ended
	Jul-1,	Jul-2,	Jul-1,	Jul-2,
(Dollars in thousands)	2011	2010	2011	2010
Cost of sales	$ 502	$ 486	$ 970	$ 987
Research and development	1,126	984	2,222	1,931
Sales and Marketing	1,659	1,347	3,293	2,730
General and administrative	3,842	2,167	7,442	4,977
	$ 7,129	$ 4,984	$ 13,927	$ 10,625

( D )

Amortization of acquisition-related inventory step-up.  The purchase accounting entries associated with our business acquisitions require us to record inventory at its fair value, which is sometimes greater than the previous book value of the inventory.  Included in our GAAP presentation of cost of sales, the increase in inventory value is amortized to cost of sales over the period that the related product is sold.  We exclude inventory step-up amortization from our non-GAAP measures because it is non-cash expense that we do not believe is indicative of our ongoing operating results.  We further believe that excluding this item from our non-GAAP results is useful to investors in that it allows for period-over-period comparability.

( E )

Acquisition costs.  Included in our GAAP presentation of operating expenses, acquisition costs consist of external and incremental costs resulting directly from merger and acquisition activities such as legal, due diligence and integration costs.  Included in our GAAP presentation of non-operating income, net, acquisition costs include unusual acquisition related items such as a gain on bargain purchase (resulting from the fair value of identifiable net assets acquired exceeding the consideration transferred), adjustments to the fair value of earn-out liabilities and payments made or received to settle earn-out and holdback disputes. Although we do numerous acquisitions, the costs that have been excluded from the non-GAAP measures are costs specific to particular acquisitions. These are one-time costs that vary significantly in amount and timing and are not indicative of our core operating performance.

( F )

GAAP and non-GAAP tax rate %.  These percentages are defined as GAAP income tax provision as a percentage of GAAP income before taxes and non-GAAP income tax provision as a percentage of non-GAAP income before taxes.   We believe that investors benefit from a presentation of non-GAAP tax rate percentage as a way of facilitating a comparison to non-GAAP tax rates in prior periods.

( G)

IRS settlement.  This amount represents a net charge of $27.5 million in the second quarter of 2010 resulting from the IRS audit settlement.  We excluded this because it is not indicative of our future operating results.  We believe that investors benefit from excluding this charge from our operating results to facilitate comparisons to past operating performance.

( H )

Non-GAAP items tax effected.  This amount adjusts the provision for income taxes to reflect the effect of the non-GAAP items (A) - (E), (I), (J) on non-GAAP net income.   We believe this information is useful to investors because it provides for consistent treatment of the excluded items in this non-GAAP presentation.

( I )

Debt issuance cost write-off   Included in our non-operating income, this amount represents a write-off of debt issuance cost for a terminated credit facility.  We excluded the debt issuance cost write-off from our non-GAAP measures. We believe that investors benefit from excluding this item from our non-operating income to facilitate a more meaningful evaluation of our non-operating income trends.

( J )

Foreign exchange gains associated with acquisition   This amount represents a gain on foreign exchange associated with the Tekla acquisition.  We excluded the foreign exchange gain from our non-GAAP measures because we believe that the exclusion of this item provides investors an enhanced view of the cost structure of our operations and facilitates comparisons with the results of other periods.

( K )

Stock-based compensation. The amounts consist of expenses for employee stock options and awards and purchase rights under our employee stock purchase plan. As referred to above we exclude stock-based compensation here because investors may view it as not reflective of our core operating performance as it is a non-cash expense. However, management does include stock-based compensation for budgeting and incentive plans as well as for reviewing internal financial reporting. We discuss our operating results by segment with and without stock-based compensation expense, as we believe it is useful to investors.   Stock-based compensation not allocated to the reportable segments was approximately $2.7 million and $2.0 million for the three months ended July 1, 2011 and July 2, 2010, respectively and $5.0 million and $3.8 million for the six months ended July 1, 2011 and July 2, 2010, respectively.

CONTACT: Media, LeaAnn McNabb, +1-408-481-7808, leaann_mcnabb@trimble.com, or Investors, Willa McManmon, +1-408-481-7838, willa_mcmanmon@trimble.com, both of Trimble